Exhibit 15

May 9, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated May 9, 2017 on our review of interim financial information of W. R. Grace & Co. (the "Company") for the three month periods ended March 31, 2017 and March 31, 2016 and included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2017 is incorporated by reference in its Registration Statements on Form S-8 dated May 12, 2000, April 28, 2011, May 2, 2013, February 27, 2014, and February 23, 2017.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland